As filed with the Securities and Exchange Commission on March 15, 2012

Registration No. 333-

         UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Greenway Medical Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-2412516 (I.R.S. Employer Identification No.)

121 Greenway Boulevard
Carrollton, GA 30117
(770) 836-3100

 (Address of Principal Executive Offices)(Zip Code)

Greenway Medical Technologies, Inc. 1999 Stock Option Plan
Greenway Medical Technologies, Inc. 2004 Stock Plan
Greenway Medical Technologies, Inc. 2011 Stock Plan
(Full titles of the plans)

James A. Cochran
Chief Financial Officer
Greenway Medical Technologies, Inc.
121 Greenway Boulevard
Carrollton, GA 30117
(770) 836-3100
(Name, address, and telephone number of agent for service)

Copy to:

Reinaldo Pascual
Paul Hastings LLP
600 Peachtree Street, N.E., Suite 2400
Atlanta, GA 30308
(404) 815-2227
Facsimile – (404) 685-5227

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☒	Smaller reporting company ☐

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share	436,069	shares (2)	$4.79(3)	$2,088,770.51(3)	$239.37
Common Stock, par value $0.0001 per share	2,585,137	shares (4)	$7.17(5)	$18,535,432.29(5)	$2,124.16
Common Stock, par value $0.0001 per share	3,750	shares (6)	$14.50(7)	$54,375(7)	$6.23
Common Stock, par value $0.0001 per share	2,996,250	shares (8)	$13.78(9)	$41,288,325(9)	$4,731.64
Total	6,021,206	shares		$61,966,902.80	$7,101.41

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Common Stock of Greenway Medical Technologies, Inc. (the “Registrant”) that may be offered or issued under the plans to prevent dilution resulting from stock splits, stock dividends, recapitalizations, or similar transactions.

(2)
Represents shares of Common Stock reserved for future issuance under the Registrant’s 1999 Stock Option Plan (the “1999 Plan”) upon the exercise of outstanding options granted under the 1999 Plan. No further option grants will be made under the 1999 Plan.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using a weighted average exercise price of approximately $4.79 per share for options issued and outstanding under the 1999 Plan based on exercise prices for such shares ranging from $3.00 to $7.00 per share.

(4)
Represents shares of Common Stock reserved for future issuance under the Registrant’s 2004 Stock Option Plan (the “2004 Plan”) upon the exercise of outstanding options granted under the 2004 Plan. No further option grants will be made under the 2004 Plan.

(5)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using a weighted average exercise price of approximately $7.17 per share for options issued and outstanding under the 2004 Plan based on exercise prices for such shares ranging from $4.00 to $14.29 per share.

(6)	Represents shares of Common Stock reserved for future issuance under the Registrant’s 2011 Stock Plan (the “2011 Plan”) upon the exercise of outstanding options granted under the 2011 Plan.

(7)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act.

(8)	Represents shares of Common Stock reserved for future grant under the 2011 Plan.

(9)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Stock on March 12, 2012, as quoted on the New York Stock Exchange.

This registration statement will become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference in this Registration Statement:

(a)   The Registrant’s Prospectus dated February 1, 2012, filed pursuant to Rule 424(b) under the Securities Act on February 2, 2012, which relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-175619) (as amended and including the exhibits thereto), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)   The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on January 30, 2012, including any subsequent amendment or report filed for the purpose of amending such description;

(c)   The Registrant’s Current Report on Form 8-K filed on March 5, 2012; and

(d)   The Registrant’s Quarterly Report on Form 10-Q filed on March 14, 2012.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.                Description of Securities.

Not applicable.

Item 5.                Interests of Named Experts and Counsel.

Not applicable.

Item 6.                Indemnification of Directors and Officers.

Our certificate of incorporation, provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended, (the “DGCL”) our directors shall not be personally liable to the company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the company. Under the DGCL, the directors have a fiduciary duty to the company which is not eliminated by this provision of the amended and restated certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director’s duty of loyalty to the company or acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase and maintain insurance with respect to liability incurred by or arising out of their capacity or status as directors and officers, whether or not the corporation could indemnify such person against liability under section 145 (subject to certain limitations). The DGCL further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, vote of stockholders, or otherwise.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation (or an amendment thereto) to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for breaches of the director’s fiduciary duty of care, provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL, which provides for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation, eliminates the personal liability of directors to the fullest extent permitted by DGCL and provides that we may fully indemnify any officers and members of the Board of Directors and, with authorization of the Board of Directors, indemnify our employees, agents, and any other persons against all expenses, liabilities or other matters, including those incurred in prosecuting any matter and in indemnification actions. Article VI of our bylaws also indemnifies the directors and officers to the fullest extent permitted by DGCL. Such indemnification extends to each person, heir, executor or committee of such person, who was or is a party, threatened to be made a party to, or involved in any threatened, pending, or completed action, suit or proceeding, including civil, criminal, administrative or investigative, by reason that such person is or was a director or officer of the company, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification is a contract right that includes the right to be paid by the company expenses, including attorney fees, incurred in connection with any such suit or proceeding in advance of its final disposition to the fullest extent permitted by law. Such indemnification also extends to employees and agents of the company by action of our Board of Directors and to the extent and effect as determined by the Board of Directors and authorized by the DGCL.

We maintain liability insurance for our officers and directors. Further, we intend to enter into indemnity agreements with each of our current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our amended and restated certificate of incorporation or our bylaws, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Item 7.                Exemption From Registration Claimed.

Not applicable.

Item 8.                Exhibits.

Exhibit			Previously Filed			Filed
Number	Description	Form	File No.	Filing Date	Exhibit	Herewith

4.1	Certificate of Incorporation of Greenway Medical Technologies, Inc.	S-1/A	333-175619	January 18, 2012	3.2

4.2	Bylaws of Greenway Medical Technologies, Inc.	S-1/A	333-175619	January 18, 2012	3.3

4.3	Form of Common Stock Certificate	S-1/A	333-175619	January 18, 2012	4.1

4.4	Greenway Medical Technologies, Inc. 2011 Stock Plan	S-1/A	333-175619	January 18, 2012	10.1

4.5	Form of 2011 Stock Plan Stock Option Agreement	8-K		March 5, 2012	10.2

4.6	Greenway Medical Technologies, Inc. 2004 Stock Plan	S-1/A	333-175619	August 26, 2011	10.2

4.7	2004 Stock Plan Form of ISO and NSO Notice of Stock Option Grant and Stock Option Agreement	S-1/A	333-175619	August 26, 2011	10.2.1

4.8	Amendment to 2004 Stock Plan	S-1/A	333-175619	January 18, 2012	10.2.2

4.9	Greenway Medical Technologies, Inc. 1999 Stock Option Plan, as amended	S-1/A	333-175619	August 26, 2011	10.3

4.10	1999 Stock Option Plan Form of ISO Agreement	S-1/A	333-175619	August 26, 2011	10.3.1

4.11	1999 Stock Option Plan Form of Non-Qualified Stock Option Agreement	S-1/A	333-175619	August 26, 2011	10.3.2

5.1	Opinion of Paul Hastings LLP					X

23.1	Consent of Grant Thornton LLP					X

23.2	Consent of Paul Hastings LLP (contained in Exhibit 5.1 to this Registration Statement)					X

24.1	Power of Attorney (contained on the signature pages of this Registration Statement)					X

Item 9.        Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carrollton, State of Georgia, on the 15th day of March, 2012 .

Greenway Medical Technologies, Inc.

By: /s/ Wyche T. Green, III
Wyche T. Green, III President, Chief Executive Officer, Director

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Greenway Medical Technologies, Inc., hereby severally constitute and appoint James A. Cochran and Wyche T. Green, III, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Statement has been signed by the following persons in the capacities indicated below.

Signature	Title	Date
/s/ Wyche T. Green, III
Wyche T. Green, III	President, Chief Executive Officer, Director (Principal Executive Officer)	March 15, 2012
/s/ W. Thomas Green, Jr.
W. Thomas Green, Jr.	Chairman of the Board of Directors	March 15, 2012
/s/ James A. Cochran
James A. Cochran	Chief Financial Officer (Principal Financial and Accounting Officer)	March 15, 2012
/s/ Noah Walley
Noah Walley	Director	March 15, 2012
/s/ Thomas T. Richards
Thomas T. Richards	Director	March 15, 2012
/s/ Walter Turek
Walter Turek	Director	March 15, 2012
/s/ Neal Morrison
Neal Morrison	Director	March 15, 2012

/s/ Robert Hensley
Robert Hensley	Director	March 15, 2012